Exhibit 99.2

November 1, 2007

Mr. Dale B. Smith

500 West Eldorado Street

Decatur, Illinois 62522

Dear Dale:

Thank you for agreeing to continue to support our efforts at Mueller Water Products, Inc. in the manner set forth below. The following sets forth our understanding of the changes in your employment relationship with Mueller Water Products, Inc., as the successor in interest to Mueller Holding Company, Inc. (the “Company”).

Except as set forth herein, the terms of your agreement with Mueller Holding Company, Inc. dated January 23, 2006 (the “Letter Agreement”) will continue to apply to our relationships. That Letter Agreement shall be and remain in full force and effect, unamended, unaltered and unmodified in any way or manner whatsoever, except that:

1. Section 1(b) of the Letter Agreement shall be amended to replace the antepenultimate sentence of that paragraph with the following:

“During the Subsequent Employment Period, Employee shall be subject to the direction and supervision of the Chief Executive Officer of Mueller Water Products and shall have a title, duties, and responsibilities assigned to him by the Chief Executive Officer of Mueller Water Products that are not inconsistent with Employee’s position during the Initial Employment Period; provided however that during the Subsequent Employment Period Employee shall (i) devote his full time attention to the affairs of the Company through September 30, 2008, (ii) work at least one week per month through June 30, 2009, and (iii) work only as agreed through the remainder of the Subsequent Employment Period.”

2. The following sentence will be added to the end of Section 2(d):

“In addition, Employee shall be eligible for a third equity grant prior to December 31, 2007.”

3. Section 4(a) of the Letter Agreement shall be revised to insert immediately after “(ii)” the phrase “except as otherwise provided in this Letter Agreement.”

As you know, our headquarters have moved to Atlanta, and all your communications regarding the Letter Agreement should be with our corporate officers in Atlanta.

As you also know, we are in the process of redoing all of our executive arrangements to comply with Section 409A of the Internal Revenue Code, and we will distribute those documents in accordance with the timing provided by guidance from IRS regulations. But if you concur that this letter sets forth our mutual understanding of the changes we have agreed to in your offer letter, please sign a copy of this letter where indicated below and return to me in the envelope provided.

Very truly yours,

Gregory E. Hyland

By signing below, I hereby accept the above-referenced changes to my Letter Agreement with Mueller Water Products, Inc.

/s/ Dale B. Smith
Dale B. Smith

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